Exhibit 10.1

LEASE

at

WATERFORD

Between

ROIB WATERFORD, LLC,

a Delaware limited liability company

(“LANDLORD”)

and

INSPIREMD, INC.,

a Delaware corporation

(“TENANT”)

DATED: October 9, 2024

i

LEASE

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01	BASIC LEASE PROVISIONS - In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:

6303 Waterford at Blue Lagoon
6303 Waterford District Drive
Miami, Florida 33126

(2)	LANDLORD AND ADDRESS:

ROIB Waterford, LLC
504 Rhett Street, Suite 200
Greenville, SC 29601
Attn: Asset Management
Email: chip.hunt@realop.com

(3)	TENANT ADDRESS:

InspireMD, Inc.
6303 Waterford District Drive, Suite 215
Miami, Florida 33126
Attn: Peter Ligotti
Email: peterl@inspiremd.com

(4)	EFFECTIVE DATE: October 9, 2024

(5)	PREMISES: The Premises consists of, collectively, Suite 215 (“Suite 215”) and Suite 280 (“Suite 280”), all as depicted on Exhibit A hereto.

(6)	RENTABLE AREA OF THE PREMISES: 10,782 square feet. The term “Rentable Area of Suite 215” shall mean 7,855 square feet, and the term “Rentable Area of Suite 280” shall mean 2,927 square feet.

(7)	RENTABLE AREA OF THE BUILDING: 174,542 square feet

(8)	TERM: A term commencing on the Commencement Date and continuing until 11:59 pm on the date that is sixty-four (64) full calendar months following the Commencement Date.

(9)	COMMENCEMENT DATE: The date on which Landlord delivers the entire Premises to Tenant with both Landlord’s Work and the Suite 215 Work Substantially Complete, all in accordance with Exhibit B to this Lease.

(10)	EXPIRATION DATE: The date that is sixty-four (64) full calendar months following the Commencement Date, subject to Tenant’s Renewal Option as set forth in Section 28.01 below.

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(11)	TENANT’S SHARE: 4.50%

(12)	SECURITY DEPOSIT: $500,000. The Security Deposit shall reduce as follows:

Period	Security Deposit Amount*
Months 29 – 30*	$400,000.00
Months 31 – 42*	$300,000.00
Months 43 – 54*	$200,000.00

*The decreases in the Security Deposit reflected in the chart above are conditioned upon no Default (beyond any applicable notice and cure period) having occurred under the Lease. In the event that any Default occurs (beyond any applicable notice and cure period), the Security Deposit shall remain at its then-current amount for the remainder of the Term, without further reduction. Any reductions in the Security Deposit shall be wired to Tenant within ten (10) Business Days following the start of the applicable period reflected in the chart above pursuant to wiring instructions provided by Tenant. Tenant is entitled during the Term to elect to replace the cash Security Deposit with a Security Deposit in the form of a Letter of Credit that satisfies the requirements in the Special Stipulations Addendum attached hereto (a “Letter of Credit Election”). Tenant shall make a Letter of Credit election by delivering written notice to Landlord and, within thirty (30) days, delivering to Landlord an original Letter of Credit which satisfies of all requirements in the Special Stipulations Addendum and Exhibit G and G-1, following which Landlord shall refund the Security Deposit within thirty (30) days.

(13)	TENANT’S USE OF PREMISES: General office use, with onsite shipping and receiving of product by virtue of the Dock Areas (as defined in the Special Stipulations Addendum), subject to the rules and regulations set forth in Exhibit D, and all terms and conditions in this Lease.

(14)	MONTHLY BASE RENT: The “Monthly Base Rent” shall be as set forth in the chart below. References to a numbered “Month” or “Months” below and in the Lease shall mean full calendar months following the Commencement Date, with any partial Month(s) prorated. For avoidance of doubt, the Rent under this Lease shall include all sales and use taxes levied or assessed against all rental payments due under this Lease.

Period	Annual Rate	Annual Base Rent	Monthly Base Rent
Months 1 - 12*	$25.50	$274,941.00	$22,911.75
Months 13 - 24	$26.27	$283,189.23	$23,599.10
Months 25 - 36	$27.05	$291,684.91	$24,307.08
Months 37 - 48	$27.86	$300,435.45	$25,036.29
Months 49 - 60	$28.70	$309,448.52	$25,787.38
Months 61 - 64	$29.56	$318,731.97	$26,561.00

*Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to waive the Monthly Base Rent and Additional Rent payable for the first four (4) full calendar months following the Commencement Date (the “Abatement”). No amounts due to Landlord under this Lease other than the amount of Abatement specified in the immediately foregoing sentence shall be waived. In the event there shall occur any Default under the Lease, Tenant shall forfeit all remaining Abatement, without further notice from Landlord.

(15)	ADDITIONAL RENT: This Lease is a “triple net” lease, and Tenant shall pay Tenant’s Share of Operating Expenses and Taxes throughout the Term, subject to the terms and conditions of Article 4 below (collectively, “Additional Rent”).

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(16)	LETTER OF CREDIT: See Section 1 of the Special Stipulations Addendum.

1.02 ENUMERATION OF EXHIBITS - The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference. As used herein, the term “Lease” shall mean this lease, together with all exhibits and/or riders attached hereto, including those referenced below.

EXHIBIT A.	Plan of Premises
EXHIBIT B.	Work Letter
EXHIBIT B-1	Initial Plans for Landlord’s Work
EXHIBIT B-2	Scope of Work for Suite 215 Work
EXHIBIT C.	Property Legal Description
EXHIBIT D.	Rules and Regulations
EXHIBIT E.	Cleaning Specifications
EXHIBIT F.	Dock Areas and Service Elevator
EXHIBIT G.	Letter of Credit Requirements
EXHIBIT G-1.	Form of Letter of Credit
RIDER 1.	Commencement Date Agreement

1.03 DEFINITIONS - For purposes hereof, the following terms, when capitalized in this Lease, shall have the following meanings:

(1)	AFFILIATE: Any corporation or other business entity which is currently, or hereinafter during the term of this Lease, owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

(2)	BUILDING: The office building located at 6303 Waterford District Drive, Miami, Florida 33126.

(3)	BUILDING GRADE: (i) the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or, as the case may be, the exclusive type, grade or quality of material to be used in the Building; and (ii) the standard method of construction and installation technique to be used in the Building.

(4)	BUILDING PROJECT: The Building, the Land, any other improvements located on the Land, including, without limitation, any parking structures, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing.

(5)	BUSINESS DAYS: Monday through Friday, excluding holidays.

(6)	COMMON AREAS: All areas of the Building Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

(7)	CONSTRUCTION MANAGEMENT FEE. A construction management fee, payable to a third party or affiliate construction manager supervising the applicable work on behalf of Landlord, not to exceed five percent (5%) of the Work Cost associated with the work.

(8)	CONTROLLABLE COST CAP: The limit imposed on Controllable Operating Expenses (defined below) used in calculating Tenant’s Share of Operating Expenses, such that any Controllable Operating Expenses shall not increase by more than eight percent (8%) per year on a compounding basis, as set forth in the Special Stipulations Addendum.

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(9)	CONTROLLABLE OPERATING EXPENSES: As set forth in the Special Stipulations Addendum, all Operating Expenses which Landlord has direct control over or the ability to influence the amount of such Operating Expenses; provided, however, Controllable Operating Expenses shall specifically exclude such items such as Taxes, Landlord’s insurance, and electricity and other utilities serving the Building.

(10)	DECORATION: Tenant Alterations which (a) do not require a building permit, (b) do not involve any of the structural elements of the Building, or any of the Building’s systems, including, without limitation, its electrical, mechanical, plumbing and security and life/safety systems, (c) are not visible from the exterior of the Premises, and (d) do not exceed, in the aggregate during any calendar year, a total of $25,000.00 in cost.

(11)	DEFAULT RATE: The lesser of twelve percent (12%) per annum or the maximum rate allowed by the laws of the state in which the Building is located.

(12)	ENVIRONMENTAL LAWS: Any state, federal or other Law governing the use, storage, disposal or generation of any Hazardous Material, as defined by any such Law, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended and the Resource Conservation and Recovery Act of 1976, as amended.

(13)	FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of the performing party, including, but not limited to, energy shortages or governmental preemption in connection with a national emergency, or by reason of government laws or any rule, order or regulation of any department or subdivision thereof or any governmental agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. In no event under any circumstances shall Force Majeure excuse any payment of Rent or any other sums due under this Lease.

(14)	HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls.

(15)	INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Land, the property manager and the leasing manager for the Building Project, and their respective directors, officers, agents and employees.

(16)	LAND: The parcel or parcels of real property on which the Building and associated improvements are located, more particularly described on Exhibit C attached here.

(17)	LANDLORD’S WORK: The construction or installation of the improvements to Suite 280 specifically described in the Scope of Work (as defined in the Work Letter), in accordance with the terms and conditions set forth in the Work Letter, together with any Selections or modifications thereto which are made (or deemed made) in accordance with the Work Letter.

(18)	LAWS: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Building Project, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Building Project.

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(19)	LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

(20)	LETTER OF CREDIT: As defined in Section 1 of the Special Stipulations Addendum to the Lease.

(21)	MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Building Project.

(22)	NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the Landlord.

(23)	OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Building Project or the Premises (including but not limited to the amortized portion of any capital expenditure or improvement, together with interest thereon), all as more particularly set forth in Article Four hereof. Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Building, (ii) costs of capital improvements to the Building (except for amortized portion of capital improvements installed for the purpose of reducing or controlling Operating Expenses or complying with applicable Laws enacted after the Effective Date), (iii) depreciation charges, (iv) interest and principal payments on loans (except for loans for capital improvements which Landlord is allowed to include in Operating Expenses as provided above), (v) ground rental payments, (vi) real estate brokerage and leasing commissions, (vii) advertising and marketing expenses, (viii) costs of Landlord which are actually reimbursed by insurance proceeds, (ix) expenses incurred in negotiating leases of other tenants in the Building or enforcing lease obligations of other tenants in the Building, (x) costs or expenses arising from any fire or other casualty covered by an “all-risk” insurance policy, to the extent of proceeds actually received by Landlord, (xi) any amount paid or incurred to any affiliate of Landlord or of any their respective agents, in excess of the amount which would have been paid or incurred on an open market basis in the absence of such affiliation (provided that the foregoing shall not be construed to prohibit Permitted Management Fees (defined below)), (xii) costs and expenses attributable to any hazardous wastes, substances, or materials or testing, investigation, management, maintenance, remediation, or removal, pertaining to matters present at the Building Project as of the Effective Date, (xiii) charitable or political contributions, (xiv) the costs of or relating to all sculptures, paintings, and other works of art, and any costs and expenses related to the display or maintenance thereof (as distinguished from typical office furnishings and decorations, as well as exterior landscaping, as undertaken by Landlord in its commercially reasonable discretion, which costs shall be included within Operating Expenses), and (xv) costs of other services or work performed for the singular benefit of another tenant(s) or occupant(s) and not made available to Tenant (other than for Common Areas). If any Operating Expense, though paid in one year, relates to more than one calendar year, at option of Landlord such expense may be proportionately allocated among such applicable calendar years. In calculating Tenant’s Share of Operating Expenses, any Controllable Operating Expenses (as defined herein) shall be subject to the Controllable Cost Cap (as defined herein). As used herein, “Permitted Management Fees” shall mean property management fees, whether payable to a third party or an affiliate of Landlord, which do not exceed five percent (5%) of gross receipts, together with commercially reasonable salaries and other charges.

(24)	RENT: Collectively, Monthly Base Rent, Additional Rent, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease, including all sales and use taxes levied or assessed against all rental payments due under this Lease.

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(25)	RESERVED.

(26)	STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M., Saturday from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

(27)	SUBSTANTIALLY COMPLETE: As defined in Exhibit B to this Lease.

(28)	SUITE 215 ACCESS PERIOD: As defined in Section 2.02(d) of the Lease.

(29)	SUITE 215 ALLOWANCE: $35.00 per square foot of Rentable Area of Suite 215

(30)	SUITE 215 WORK: The work pertaining to Suite 215 which is described in the Work Letter and Exhibit B-2 hereto.

(31)	SUITE 215 WORK COST: The actual cost of the Suite 215 Work, including without limitation design and test fit costs, permitting costs, soft costs, hard costs, and a Construction Management Fee.

(32)	TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Building Project or any of its components, or any personal property used in connection therewith, which shall also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed or become a lien during such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Building Project, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such Taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

(33)	TARGET COMMENCEMENT DATE. The date that is one hundred eighty (180) days following the Effective Date.

(34)	TENANT ALTERATIONS: Any alteration, addition, or improvement in or on or to the Premises performed by Tenant pursuant to the terms and limitations of Article 9 of the Lease; and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.01(b).

(35)	TENANT DELAY: Any “Tenant Delay” as defined in the Work Letter.

(36)	TENANT’S CONSTRUCTION REPRESENTATIVE: For Suite 215: Milena Slosman, email: milenas@inspiremd.com, tel.: (919) 412-7057; and for Suite 280: Vincent Turturro, email: vincentt@inspiremd.com, tel.: (404) 314-5135.

(37)	TERMINATION DATE: The Expiration Date or such earlier date as this Lease Terminates or Tenant’s right to possession of the Premises terminates.

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(38)	WORK ALLOWANCE: $35.00 per square foot of Rentable Area of Suite 280.

(39)	WORK COST: The actual cost of Landlord’s Work, including without limitation design and test fit costs, permitting costs, soft costs, hard costs, and a Construction Management Fee.

(40)	WORK LETTER: The agreement regarding the manner of completion of Landlord’s Work and the Suite 215 Work attached hereto as Exhibit B.

ARTICLE TWO
PREMISES, TERM AND FAILURE TO GIVE POSSESSION

2.01 LEASE OF PREMISES - Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of delivery of possession.

2.02 TERM; LANDLORD’S WORK -

(a) Term. The Term of the Lease shall commence on the Commencement Date, as defined in Section 1.01 above, and shall continue until 11:59 pm on the Expiration Date. Within thirty (30) days following the occurrence of the Commencement Date, Landlord and Tenant shall enter into an agreement (which is attached hereto as Rider 1) confirming the Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

(b) Landlord’s Work. Landlord shall perform Landlord’s Work to Suite 280 as described in the Work Letter, in accordance with the terms set forth therein. Subject to the terms of the Work Letter and this Lease, Landlord will endeavor in good faith (without penalty) to Substantially Complete Landlord’s Work on or before the Target Commencement Date. Landlord shall not be liable for any delay or failure to deliver Suite 280, and the date of actual Substantial Completion of Landlord’s Work shall be the Commencement Date under this Lease. Tenant shall pay to Landlord any and all Work Costs in excess of the Work Allowance, not more than fifteen (15) days after written demand therefor by Landlord, as additional Rent under the Lease (which demand for such Work Costs may be made prior to commencement of Landlord’s Work, and/or from time to time during the performance of Landlord’s Work in the event of any anticipated or actual changes in expected Work Costs) in accordance with the terms and conditions of the Work Letter. For avoidance of doubt, in the event the Work Costs shall be less than the Work Allowance, such savings shall inure to the benefit of Landlord. Furthermore, for the avoidance of doubt, Tenant shall have the rights set forth in Paragraph D of Exhibit B to approve any Change Order(s) which would have the effect of increasing the Work Cost, as set forth more fully in Exhibit B.

(c) Suite 215 Work. In addition to (and separate from) the Landlord Work, Landlord shall perform the Suite 215 Work described in the Work Letter, pertaining to Suite 215, in accordance with the terms set forth therein. Landlord shall perform the Suite 215 Work at Landlord’s cost using the Suite 215 Allowance, provided that in the event the Suite 215 Work Cost shall exceed the Suite 215 Allowance for any reason, Tenant shall reimburse to Landlord the entire Suite 215 Work Cost in excess of the Suite 215 Allowance not more than fifteen (15) after written demand therefor by Landlord, as additional Rent under the Lease. Following Substantial Completion of the Suite 215 Work, any of the Suite 215 Allowance which is not utilized for the Suite 215 Work, may be applied towards the Work Cost associated with Landlord’s Work, in the same manner as the Work Allowance, as described in Section (b) above.

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(d) Suite 215 Access Period. Following the date of Substantial Completion of the Suite 215 Work and continuing until the Commencement Date for the entire Premises (i.e., Substantial Completion of Landlord’s Work and the Suite 215 Work) (the “Suite 215 Access Period”), Tenant shall be entitled to take occupancy of Suite 215 and commence operating for Tenant’s Use of Premises within Suite 215, subject to the terms contained in this paragraph. During the Suite 215 Access Period: (a) in lieu of Monthly Base Rent and/or Additional Rent, Tenant shall be responsible for an occupancy fee equal to $26,569.54 per month (plus applicable Florida sales and use tax) during the Suite 215 Access Period, payable on or before the first (1st) day of each calendar month as additional Rent, with any partial calendar month(s) during the Suite 215 Access Period prorated, and (b) such occupancy shall be subject to all other provisions and obligations of Tenant under this Lease.

Subject to the terms of the Work Letter and this Lease, Landlord will endeavor in good faith (without penalty) to Substantially Complete the Suite 215 Work (and cause the Suite 215 Access Period to commence) on or before November 1, 2024. Landlord shall not be liable for any delay or failure to deliver Suite 215, and the date of actual Substantial Completion of the Suite 215 Work shall be the date that the Suite 215 Access Period Commences.

2.03 FAILURE TO GIVE POSSESSION - If the Landlord shall be unable to give possession of the Premises on the Commencement Date (or any target or estimated Commencement Date set forth herein) by reason of the following: (i) the Building has not been sufficiently completed to make the Premises ready for occupancy, (ii) Landlord’s Work is not Substantially Complete, (iii) the holding over or retention of possession of any tenant, tenants or occupants, or (iv) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the rent reserved and covenanted to be paid herein shall not commence until the Premises are made available to Tenant by Landlord, and no such failure to give possession on the Target Commencement Date shall affect the validity of this Lease or the obligations of the Tenant hereunder.

Notwithstanding the foregoing, in the event Landlord fails to Substantially Complete Landlord’s Work prior to the Target Commencement Date (to be adjusted in the event of any Unavoidable Delay affecting Landlord’s Work), Tenant shall be entitled to a day-for-day rent credit against Monthly Base Rent payable for Suite 280 only (i.e., $6,406.47 per month) for each day past the Target Commencement Date (as adjusted) that Landlord’s Work is not Substantially Complete, until Substantial Completion occurs.

Furthermore, notwithstanding the foregoing, in the event Landlord fails to Substantially Complete the Suite 215 Work prior to November 15, 2024 (to be adjusted in the event of any Unavoidable Delay affecting the Suite 215 Work), Tenant shall be entitled to a day-for-day rent credit against Monthly Base Rent payable for Suite 215 only (i.e., $17,192.63 per month) for each day past November 15, 2024 (as adjusted) that the Suite 215 Work is not Substantially Complete, until Substantial Completion occurs.

2.04 AREA OF PREMISES - Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises and the Rentable Area of the Building as set forth in Article One are controlling, and are not subject to revision after the date of this Lease.

2.05 CONDITION OF PREMISES - Except as otherwise expressly provided in this Lease, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises as of the Commencement Date. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or Building Project, and no representation regarding the condition of the Premises or Building Project, has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease.

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ARTICLE THREE

RENT

3.01 RENT - Tenant agrees to pay to Landlord at the address specified in Section 1.01(1), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Rent, including, without limitation, Monthly Base Rent and Additional Rent in accordance with Article Four, during the Term. Monthly Base Rent, plus all applicable sales and use tax imposed upon rentals (and the same shall constitute additional rent hereunder), shall be paid monthly in advance on the first day of each month of the Term, except that the installment of Monthly Base Rent attributable to the first full calendar month of the Term, plus all applicable sales and use tax thereon, shall be paid by Tenant to Landlord concurrently with the execution and delivery of this Lease. Monthly Base Rent, plus all applicable sales and use tax upon rentals, shall be prorated for partial months within the Term. Any Rent that remains unpaid for ten (10) days following the date such Rent was due shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE FOUR

ADDITIONAL RENT AND PAYMENTS

4.01 ADDITIONAL RENT -

(a) In addition to the Monthly Base Rent, Tenant shall pay Tenant’s Share of Operating Expenses and Taxes, as Additional Rent under this Lease, in accordance with the following provisions:

(1) Landlord shall use commercially reasonable efforts to furnish to Tenant prior to thirty (30) days after the beginning of each calendar year, including the first calendar year, a budget setting forth Landlord’s estimate of Operating Expenses and Taxes for the upcoming year. The Operating Expenses shall be determined as though the Building were occupied at the actual occupancy rate or at an occupancy rate of ninety-five percent (95%), whichever is higher. Tenant shall pay to Landlord, on the first day of each month as additional Rent, an amount equal to one-twelfth (1/12th) of Tenant’s Share of Landlord’s estimate of the Operating Expenses and Taxes for that calendar year. If there shall be any increase or decrease in the Operating Expenses and Taxes for any year, whether during or after such year, Landlord shall furnish to Tenant a revised budget and the Operating Expenses and Taxes shall be adjusted and paid on the first (1st) day of the month following delivery of such budget, or credited, as the case may be. If a calendar year ends after the expiration or termination of this Lease, the Additional Rent payable hereunder shall be prorated to correspond to that portion of the calendar year occurring within the Term of this Lease.

(2) The Security Deposit shall be held by Landlord as security for the performance by Tenant of its obligation to promptly pay Tenant’s Share of the Operating Expenses and Taxes for the final calendar year as provided above. In the event Tenant fails to make such payment within thirty (30) days of delivery of the invoice for Tenant’s Share of the Operating Expenses and Taxes for such year, the amount of the invoice shall be deducted from the Security Deposit.

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4.02 STATEMENT OF LANDLORD - Landlord shall use commercially reasonable efforts to furnish to Tenant an operating statement showing the actual Operating Expenses and Taxes incurred for the preceding calendar year within one hundred twenty (120) days after the end of each calendar year (“Landlord’s Statement”). Tenant shall either receive a refund or be assessed an additional sum based upon the difference between (i) Tenant’s Share of the actual Operating Expenses and Taxes, and (ii) the Additional Rent payments made by Tenant during said year. Any additional sum owed by one party to the other shall be paid within thirty (30) days of receipt of assessment. Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant, in no manner compensated on a contingency basis, licensed to do business in the state in which the Building Project is located) shall have the right, for a period of thirty (30) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in Landlord’s Statement of Operating Expenses and Taxes for the immediately preceding calendar year, during Standard Operating Hours, upon written notice, delivered at least three (3) Business Days in advance. If Tenant does not object in writing to Landlord’s Statement within sixty (60) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. The respective obligations of the parties hereto pursuant to this Section 4.02 shall survive the termination of this Lease.

ARTICLE FIVE

SECURITY DEPOSIT

5.01 SECURITY DEPOSIT – Tenant concurrently with the execution of this Lease shall pay to Landlord the Security Deposit. The Security Deposit may be applied by Landlord to cure any default of Tenant under this Lease, and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by paying to Landlord within ten (10) days of demand the amount so applied. The failure to so replenish the Security Deposit shall be a Default hereunder. Landlord shall not pay any interest on the Security Deposit. The Security Deposit shall not be deemed an advance payment of Rent, nor a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense to any action which Landlord may at any time commence against Tenant. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, and provided Tenant has complied with all of its obligations hereunder, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease. Upon the transfer of Landlord’s interest under this Lease, Landlord’s obligation to Tenant with respect to the security deposit shall terminate. So long as Tenant is not then in Default, of any of the terms, provisions, covenants, and conditions of this Lease, the Security Deposit, or any balance thereof, shall be promptly returned to Tenant, in accordance with applicable law.

ARTICLE SIX

SERVICES

6.01 LANDLORD’S GENERAL SERVICES -

(a) So long as the Lease is in full force and effect, Landlord shall furnish the following services:

(1) heat, ventilation and air-conditioning in the Premises during Standard Operating Hours, as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business operations, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2) cold water for use in lavatories in common with other tenants from the regular supply of the Building;

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(3) cleaning and janitorial services in the Premises Monday through Friday (excluding National Holidays), in accordance with the standards set forth in Exhibit E attached hereto and made a part hereof;

(4) washing of the outside windows in the Premises weather permitting at intervals determined by Landlord;

(5) automatic passenger elevator service in common with other tenants of the Building and freight elevator service subject to reasonable scheduling by Landlord;

(6) routine maintenance and electric lighting service for all Common Areas of the Building in the manner and to the extent deemed by Landlord to be standard;

(7) subject to the provisions of Section 6.02 hereof, facilities to provide all electrical current required by Tenant in its use and occupancy of the Premises;

(8) all fluorescent bulb replacement in the Premises necessary to maintain the lighting provided as a part of Landlord’s Work (if any) and fluorescent and incandescent bulb replacement in the Common Areas;

(9) security in the form of limited access to the Building during other than Standard Operating Hours shall be provided in such form as Landlord deems appropriate, but shall include, without limitation, card key access for the Building. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord with respect thereto.

(b) Wherever heat generating machines or equipment are used by Tenant in the Premises, the following additional provisions shall apply:

(1) If the use of such machinery exceeds the limits established in Section 6.02 thereby affecting the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load exceeds the standards set forth in Section 6.02 below, Landlord reserves the right to install or to require Tenant to install supplementary air conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(2) Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises for other purposes, including the expenses of installation of a water line, meter and fixtures.

6.02 ELECTRICAL SERVICES-

(a) Tenant’s use of electrical services furnished by Landlord shall be subject to the following:

(1) Tenant’s electrical requirements shall be restricted to that equipment which individually does not have a name plate rating greater than 16 amps at 120 volts, single phase. Collectively, Tenant’s leased Premises shall not have a computed electrical load for overhead lighting and equipment greater than five (5) watts per square foot.

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(2) Tenant’s overhead lighting is included in the electrical load above (5 watts/sq. ft. available for tenant lighting and electrical receptacles for equipment).

(3) Tenant will not install or connect any electrical equipment which in Landlord’s opinion will overload the wiring installations or interfere with the reasonable use thereof by other users in the Building. Tenant will not, without Landlord’s prior written consent in each instance, connect any items such as non-Building standard tenant lighting, vending equipment, printing or duplicating machines, computers (other than desktop word processors and personal computers), auxiliary air conditioners, or other data, communications, or electronic equipment to the Building’s electrical system, or make any alteration or addition to the system. If Tenant desires any such items, additional 208/120 volt electrical power beyond that supplied by Landlord as provided above, or other special power requirements or circuits, then Tenant may request Landlord to provide such supplemental power or circuits to the Premises, which request Landlord may grant or withhold in its reasonable discretion. If Landlord furnishes such power or circuits, Tenant shall pay Landlord, on demand, the cost of the design, installation and maintenance of the facilities required to provide such additional or special electrical power or circuits and the cost of all electric current so provided at a rate not to exceed that which would be charged by Florida Power & Light, or its successor, if Tenant were a direct customer thereof. Landlord may require separate electrical metering of such supplemental electrical power or circuits to the Premises and Tenant shall pay, on demand, the cost of the design, installation and maintenance of such metering facilities. In no event shall Tenant have access to any electrical closets. Tenant agrees that any electrical engineering design or contract work shall be performed at Tenant’s expense by Landlord or an electrical engineer and/or electrical contractor designated by Landlord. All invoices respecting the design, installation and maintenance of the facilities requested by Tenant shall be paid within thirty (30) days of Tenant’s receipt thereof. Landlord’s charge to Tenant for the cost of electric current so provided shall be paid within thirty (30) days of receipt of invoice by Tenant.

(b) Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed by law. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, which in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

6.03 ADDITIONAL AND AFTER-HOUR SERVICES - At Tenant’s request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.01, if Landlord can reasonably do so, on the terms set forth herein. Tenant shall deliver to Landlord a written request for such additional services or utilities prior to 2:00 P.M. on Monday through Friday (except National Holidays) for service on those days, and prior to 2:00 P.M. on the last Business Day prior to Saturday, Sunday or a National Holiday, for service on said Saturday, Sunday or National Holiday. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates for such services and utilities with no markup. If Tenant shall fail to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of the additional services.

6.04 PHONE SERVICES - All telegraph, telephone, and electric connections which Tenant may desire shall be first approved by Landlord in writing, before the same are installed, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord.

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6.05 DELAYS IN FURNISHING SERVICES - Tenant agrees that Landlord shall not be in breach of this Lease nor liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including, without limitation, changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Building shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom.

Notwithstanding anything in this Lease to the contrary, in the event that any Critical Services (defined below) to the Premises are interrupted or terminated due to the willful act or negligence of Landlord or its agents, employees or contractors, and upon receipt of specific and detailed written notice thereof from Tenant: (i) Landlord shall promptly proceed to repair or restore such utility service, but only to the extent interrupted or terminated due to the willful act or negligence of Landlord or its agents, employees or contractors; and (ii) if Tenant is prevented from operating Tenant’s business and does not actually operate Tenant’s business for Tenant’s Use of Premises within the Premises on account of such interruption or termination of Critical Services for five (5) consecutive days following Landlord’s receipt of Tenant’s notice, then Tenant’s Monthly Base Rent shall abate, commencing on the sixth (6th) day Tenant is prevented from operating Tenant’s business for Tenant’s Use of Premises within the Premises until the interruption in Critical Services is restored (or would have been restored, if not prevented by the willful act or negligence of Tenant). As used herein, “Critical Services” shall mean electricity, heating and air conditioning, water and sewer, each in commercially reasonable amounts for Tenant’s Use of Premises.

6.06 CHOICE OF SERVICE PROVIDER - Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including, without limitation, electrical service, gas service, water and technical services) to the Building, the Premises and/or its occupants. Landlord shall endeavor to give Tenant not less than thirty (30) days’ notice of any scheduled change. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

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ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01 POSSESSION AND USE OF PREMISES -

(a) Tenant shall be entitled to possession of the Premises when Landlord’s Work is Substantially Complete. Tenant shall occupy and use the Premises only for the uses specified in Section 1.01 to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article Eighteen; (4) would conflict with any right of exclusive use granted to any other tenant in the Building; or (5) would tend to create, cause or continue a nuisance.

(b) Tenant and Landlord shall each comply with all Environmental Laws concerning the proper storage, handling and disposal of any Hazardous Material with respect to the Building Project. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Building Project without the prior written consent of Landlord. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Premises as Landlord deems reasonably necessary, all of which shall be completed at Tenant’s expense. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant shall indemnify, defend, protect and hold harmless the Indemnitees from any and all loss, claim, expense, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Lease Term by Tenant or its employees, agents, contractors, representatives, sublessees or assigns. If any Hazardous Material is released, discharged or disposed of on or about the Building Project and such release, discharge or disposal is not caused by Landlord, Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for implementing ADA Title III compliance in the Common Areas as part of the Operating Expenses, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

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7.02 LANDLORD ACCESS TO PREMISES -

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises upon no less than 24 hours’ written notice to Tenant: (i) in the event of an emergency (in which case, no prior notice is required), (ii) to inspect the Premises, (iii) to perform janitorial and other services, (iv) to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Building Project as Landlord may deem necessary or desirable (including, without limitation, all alterations, improvements and additions in connection with a change in service provider or providers). Janitorial and cleaning services shall be performed after Standard Operating Hours. In connection therewith, Landlord shall be allowed to store on the Premises all necessary supplies and materials. Any entry or work by Landlord may be during Standard Operating Hours and Landlord may use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

(b) If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor (if during such entry Landlord or Landlord’s agent shall accord reasonable care to Tenant’s property), and without relieving Tenant of any obligations under this Lease.

(c) Upon no less than 24 hours’ written notice to Tenant, Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Building Project and the systems serving the Building Project. Landlord’s rights under this Section 7.02(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Laws or Environmental Laws, as a result of the exercise or non-exercise of such rights.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

7.03 QUIET ENJOYMENT - Landlord covenants that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, but at all times subject to the rights of any Mortgagee or ground lessor.

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ARTICLE EIGHT

MAINTENANCE

8.01 LANDLORD’S MAINTENANCE - Subject to the provisions of Article Fourteen, Landlord shall maintain and make necessary repairs and replacements to the foundations, roofs, exterior walls, exterior windows and the structural elements of the Building, the electrical, plumbing, heating, ventilation and air-conditioning systems, and fire sprinkler systems of the Building and those corridors, elevators, stairwells, washrooms and lobbies of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.04. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work not performed by Landlord that is done in or upon, or in connection with the use of, any adjacent or nearby building, land, street, or alley.

8.02 TENANT’S MAINTENANCE - Subject to the provisions of Article Fourteen, Tenant, at its expense, shall keep and maintain the Premises and all Tenant Alterations in good order, condition and repair and in accordance with all Laws and Environmental Laws. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises, fixtures or appurtenances, and shall replace or repair all damaged or broken glass in the interior of the Premises. Any repairs or maintenance shall be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 8.02, Landlord may, in its sole discretion and upon 24 hours prior notice to Tenant (except in the case of emergencies), perform the same, and Tenant shall pay to Landlord any reasonable third-party costs or expenses incurred by Landlord upon written demand.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01 TENANT ALTERATIONS -

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1) Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Building Project systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility or to otherwise object to such Tenant Alterations, as may be provided herein. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent but Tenant shall coordinate scheduling with Landlord’s property manager to avoid any disruption of other work being performed in or about the Building Project. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time reasonably designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from engineers reasonably acceptable to Landlord stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, including, without limitation, the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, and the fire and life safety systems in the Building, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

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(2) Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Building Project occasioned thereby. In connection with completion of any Tenant Alterations, Tenant shall pay Landlord the Construction Management Fee (as defined herein) and all elevator and hoisting charges at Landlord’s then standard rate. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3) Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a) (3) (i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Alterations shall, without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation, and shall remain in the Premises, unless, pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request.

9.02 LIENS - Tenant shall not permit any lien or claim of lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any part thereof arising out of work performed by, or alleged to have been performed by, or at the direction of, or on behalf of, Tenant. If any such lien or claim of lien is filed, Tenant shall within twenty (20) days of receiving notice of such lien or claim (a) have such lien or claim of lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim of lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions within such 20-day period, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s actual expenses and reasonable attorneys’ fees.

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ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01 ASSIGNMENT AND SUBLETTING -

(a) Tenant shall not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of law or otherwise, or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant without Landlord’s prior written consent, which may be reasonably withheld in Landlord’s sole discretion; provided, however, that Landlord’s prior written consent shall not be required with respect to any proposed assignment or sublease to a Related Corporation (defined hereinafter) as set forth in Section 10.01(d), provided Tenant complies with the terms and conditions set forth therein. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least thirty (30) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within thirty (30) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Building. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following: (i) the business reputation or creditworthiness of any proposed assignee is not acceptable to Landlord; (ii) in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Building or Landlord; (iii) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.01 of the Lease or would violate the provisions of any other leases of tenants in the Building; (iv) the proposed assignee or sublessee is either a governmental agency, a school or similar operation, or a medical related practice; (v) the proposed sublessee or assignee is a bona fide prospective tenant of Landlord in the Building as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or (vi) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building. In no event shall Landlord be obligated to consider a consent to any proposed (i) sublease of the Premises or assignment of the Lease if a Default then exists under the Lease, or a fact or condition exists, which but for the giving of notice or the passage of time would constitute a Default, or (ii) assignment of the Lease which would assign less than the entire Premises. In the event Tenant believes that Landlord has wrongfully withheld its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance or a declaratory judgment of Landlord’s obligations to consent to such sublease or assignment.

(c) If Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.02, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.01. Any approved sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any such subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of such obligations and liabilities. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease or assignment shall not constitute a waiver of Landlord’s right to consent to further assignments or subleases. Furthermore, Tenant shall remain jointly and severally liable for the performance of all terms and conditions of this Lease, notwithstanding any sublease or assignment to which Landlord may have consented.

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(d) For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment. For the avoidance of doubt, any transaction which is deemed an assignment under this subsection (d) shall be governed by subsection (e) below, to the extent such transaction constitutes an assignment to a Related Corporation.

(e) Notwithstanding anything to the contrary contained in this Article Ten, Tenant may, without Landlord’s consent, assign this Lease or sublet all or any part of the Premises to (x) one or more corporations or other business entities which shall control, be controlled by, or which shall control, be controlled by, or be under common control with, Tenant or (y) any entity that merges with Tenant or that purchases all or substantially all of Tenant’s assets or the equity in Tenant (each herein called a “Related Corporation”), provided that (i) Tenant is not in Default of any of the terms or conditions of this Lease beyond the expiration of any applicable notice and cure period at the time of the making of such assignment or sublease or the time such assignment or sublease is to take effect or commence, as the case may be, (ii) Tenant provides Landlord with ten (10) Business Days’ prior written notice thereof along with a fully executed copy of the assignment or sublease, (iii) Tenant provides Landlord, from time to time (initially as well as any time thereafter), within fifteen (15) days after Landlord requests the same (provided such request is not made more often than annually), such evidence and/or affidavits as Landlord may reasonably require in order to confirm that Tenant’s successor shall own all or substantially all of the assets of Tenant and have a net worth which is at least equal to the greater of Tenant’s net worth as of the date of this Lease, and (iv) such assignment or sublease is for a valid business purpose of Tenant and not for the primary purpose of transferring Tenant’s interest in this Lease or avoiding Tenant’s obligations under this Lease. Any sublease to a Related Corporation shall not relieve Tenant from liability under this Lease and in the event that the Related Corporation should reject this Lease in any bankruptcy proceeding the named Tenant shall be deemed to have assumed the obligations of Tenant under this Lease and shall be responsible for any unpaid amounts and all ensuing sums due under this Lease. Landlord shall not have the option to Recapture in the event of any assignment or sublease to a Related Corporation.

10.02 RECAPTURE - Except as provided in Section 10.01(e), Landlord shall have the option to exclude from the Premises covered by this Lease (“Recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to Recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of Recapture of such space from the Premises, such date being the Termination Date for such space; provided however, that Tenant shall be entitled to rescind its request that Landlord consent to any such assignment or sublease proposal for a period of five (5) Business Days from the date that Landlord provides Tenant written notice that Landlord is exercising its right to recapture. Effective as of the date of Recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.03 EXCESS RENT - Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, seventy-five percent (75%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Additional Rent due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) advertising for subtenants or assignees; (3) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (4) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs will be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

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10.04 TENANT LIABILITY - In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, except to the extent expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be given, or not given, in Landlord’s sole discretion.

10.05 ASSUMPTION AND ATTORNMENT - If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01 EVENTS OF DEFAULT - The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent, including, without limitation, Additional Rent, within five business (5) days after Landlord gives Tenant notice of Default; provided that such notice and opportunity to cure shall only be given once during any twelve (12) month period during the Term, with any second failure to pay Rent when due during a twelve (12) month period constituting an immediate Default;

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease (or the Work Letter, if any) and fails to cure such default within thirty (30) days after written notice thereof to Tenant (unless the default involves a hazardous condition, which shall be cured forthwith, or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period);

(iii) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv) Tenant notifies Landlord, at any time prior to the Commencement Date, that Tenant does not intend to take occupancy of the Premises upon the Commencement Date, or Tenant shall fail to move into and take initial possession of the Premises, within a reasonable time following the Commencement Date;

(v) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

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(vi) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors;

(vii) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(viii) any action is taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days; or

(ix) upon the dissolution of Tenant.

11.02 LANDLORD’S REMEDIES -

(a) If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct and cumulative, and which shall be in addition to all other remedies available under applicable law: (i) Landlord may terminate this Lease by giving Tenant notice of Landlord’s election to do so, in which event, the term of this Lease shall end and all of Tenant’s rights and interests shall expire on the date stated in such notice; (ii) Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date specified in such notice; or (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of the Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including but not limited to the right to accelerate all Rent and other sums due hereunder and thereby seek the immediate recovery of all monies due or to become due for the balance of the Term from Tenant under any of the provisions of this Lease.

(b) In the event that Landlord terminates the Lease, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty, the accelerated Rent for the balance of the Term, plus all Landlord’s expenses of reletting, including without limitation, repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions (collectively, the “Reletting Expenses”).

(c) In the event Landlord proceeds pursuant to subparagraph (a)(ii) above, Landlord may, but shall not be obligated to (except as may be required by law), relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are reasonably acceptable to Landlord. For purposes of such reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary or desirable. If the Premises are relet and the consideration realized therefrom after payment of all Landlord’s Reletting Expenses, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay Landlord upon written demand any such deficiency monthly, or at Landlord’s option, Tenant shall pay the accelerated deficiency which Landlord reasonably estimates will be due for the remainder of the Term. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant. Tenant agrees that upon its Default, Landlord may either file suit to collect the accelerated Rent and all other sums due for the remainder of the Term, or may file suit to recover any sums due to Landlord hereunder from time to time, in which event such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

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(d) In the event a Default occurs, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s property, fixtures, furnishings, signs and other evidences of tenancy, and take and hold such property; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Landlord shall have no liability to Tenant for any such entry upon the Premises or removal of Tenant’s property, except to the extent arising from the gross negligence or willful misconduct of Landlord. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon written demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in the Landlord’s possession or under the Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the Termination Date, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

11.03 ATTORNEY’S FEES - Tenant shall be liable for, and shall pay upon written demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in enforcing the Tenant’s performance of its obligations under this Lease, or resulting from Tenant’s Default (regardless of whether suit is initiated), or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

11.04 BANKRUPTCY - The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment. Landlord and Tenant acknowledge such condition to be commercially reasonable.

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(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.05 LANDLORD’S DEFAULT - The occurrence of any one or more of the following events shall constitute a default and breach of the Lease by Landlord: (a) Landlord’s failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements or provisions of the Lease required to be done, observed, kept or performed by Landlord, within thirty (30) days after written notice by Tenant to Landlord of said failure (except when the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion); or (b) the failure of any representation or warranty to be true when deemed given hereunder in any material respect. Notwithstanding the foregoing, in the event Landlord’s breach creates an emergency situation (imminent threat of harm to person or property or inability of Tenant to open for, or operate its, business in the Premises), then Landlord shall be required to remedy such breach as soon as commercially reasonable and in any event without delay. In the event of a default by Landlord that remains uncured after the expiration of the cure period set forth above, Tenant, at its option, without further notice or demand, shall have the right to any one or more of the following remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (y) to seek money damages for loss arising from Landlord’s failure to discharge its obligations under the Lease (provided, that in no event shall Landlord be responsible for punitive, special or consequential damages); and (z) to terminate the Lease.

ARTICLE TWELVE

SURRENDER OF PREMISES

12.01 IN GENERAL - Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant, and Tenant’s trade fixtures (including, without limitation, all cubicles and any low voltage cabling installed or utilized by Tenant during the Term, regardless of source). Tenant shall also remove such other Tenant Alterations as required by Landlord, including, but not limited to, any Tenant Alterations containing Hazardous Materials. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Alterations, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Alterations which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. Tenant shall also be required to close any staircases or other openings between floors occasioned by any Tenant Alterations. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may, (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(d) therefrom without any liability to Landlord and undertake, at Tenant’s expense such restoration work as Landlord deems necessary or advisable.

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12.02 LANDLORD’S RIGHTS - All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(d). Tenant shall also reimburse Landlord for all reasonable, out-of-pocket costs and expenses incurred by Landlord in removing any of Tenant Alterations and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE THIRTEEN

HOLDING OVER

13.01 HOLDING OVER - In the that Tenant holds over, or otherwise retains possession of the Premises, or any portion thereof, after the Termination Date (without reduction for any partial month that Tenant retains possession), Tenant shall be responsible for paying the following: (i) for the first two (2) months of such possession, 150% of the monthly Rent payable for the month immediately preceding the holding over (including Additional Rent which Landlord may reasonably estimate) or, (ii) commencing on the third (3rd) month of any holdover, 200% of the monthly Rent payable for the final month of the Lease Term (including Additional Rent). Tenant shall also pay all damages sustained by Landlord by reason of such holding over or retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01 SUBSTANTIAL UNTENANTABILITY -

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to materially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to materially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored.

(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Article to repair or restore any portion of any Tenant Alterations or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Article if any damage or destruction was caused by the act, omission or neglect of Tenant, its agents or employees.

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(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.02 INSUBSTANTIAL UNTENANTABILITY - If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to materially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises, other than Tenant Alterations, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01(d)(i) above.

14.03 RENT ABATEMENT - Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Additional Rent shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has materially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01 TAKING OF WHOLE OR SUBSTANTIAL PART - In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Additional Rent shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive that portion of the award that pertains to Tenant’s leasehold in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02 TAKING OF PART - In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Alterations) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or, in the Landlord’s sole discretion, prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

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15.03 COMPENSATION - Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Alterations paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01 TENANT’S INSURANCE - Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers’ Compensation in statutory required amounts and Employers’ Liability Insurance for an amount of not less than One Million and No/100 Dollars ($1,000,000.00), both in accordance with the laws of the State of Florida; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all equipment, installations, fixtures and contents of the Premises in the event of loss and any such policy shall contain a provision requiring the insurance carriers to waive their rights of subrogation against Landlord; (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires.

16.02 FORM OF POLICIES - Each policy referred to in 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and Landlord’s manager and the Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of Florida, and reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to the Landlord, and (v) shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord certificates of insurance, and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.03 LANDLORD’S INSURANCE - Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of Florida on the Building in amounts not less than the greater of eighty percent (80%) of the then full replacement cost (without depreciation) of the Building (above foundations) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct.

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16.04 WAIVER OF SUBROGATION -

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, in its “All Risks” insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of its lease of space in the Building appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 16.04 (c) for loss or damage to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered or coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

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16.05 NOTICE OF CASUALTY - Tenant shall give Landlord notice in case of a fire, accident or any other casualty or insured event in the Premises promptly after Tenant is aware of such event.

ARTICLE SEVENTEEN

WAIVER OF CLAIMS AND INDEMNITY

17.01 WAIVER OF CLAIMS - Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Building Project resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Building Project or any part thereof or any equipment or appurtenance therein, or resulting from any accident in or about the Building Project, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Building Project or of any other person, including Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Indemnitees. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage whether or not caused by the willful or wrongful act of any of the Indemnitees. If any such damage, whether to Landlord or to other tenants in the Building Project, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days of demand for the actual total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.02 INDEMNITY BY TENANT - To the extent permitted by law, Tenant agrees to indemnify, protect, defend and hold the Indemnitees harmless from and against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Alterations or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful or negligent act or omission of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises, except, in each case, to the extent caused by the negligence or willful misconduct of Landlord or any Indemnitee. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.01 RULES - Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit D attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.02 ENFORCEMENT - Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit D or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Building in a uniform and non-discriminatory manner. Tenant shall pay to Landlord all damages caused by Tenant’s failure to comply with the provisions of this Article Eighteen and shall also pay to Landlord as additional Rent an amount equal to any increase in insurance premiums caused by such failure to comply.

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ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

19.01 LANDLORD’S RESERVED RIGHTS - Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (1) To change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) To install, affix and maintain any signs now or hereafter existing on the exterior and/or interior of the Building; (3) To designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) Upon reasonable prior written notice to Tenant, to display the Premises to prospective purchasers at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) To grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) To change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) To have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) To close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01 ESTOPPEL CERTIFICATE - Within fifteen (15) days after Tenant’s receipt of written request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in Default under this Lease, or, if Tenant believes Landlord is in Default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof (or the Work Letter, if any), that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (vii) any other information reasonably requested.

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ARTICLE TWENTY-ONE

RELOCATION OF TENANT

21.01 TENANT RELOCATION – Landlord expressly reserves the right (but only once during the Lease Term), to remove Tenant from the Premises and to relocate Tenant to another premises in the Building (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease, provided that (i) the New Premises shall be substantially similar to or better than the Premises with respect to area, configuration, quality, functionality, location and access; (ii) if Tenant is then occupying the Premises, Landlord shall pay the actual and reasonable moving and related costs incurred by Tenant in connection with such move (including reinstalling equipment (including, without limitation, IT equipment), furniture, trade fixtures, supplies and other personal property and reimbursing Tenant for the reasonable cost of replacing Tenant’s stationary and business cards to reflect the new Suite number); (iii) Landlord shall give Tenant not less than ninety (90) days’ prior written notice of such substitution; (iv) Landlord, at its expense, shall improve the New Premises with improvements substantially similar to or better than those in the Premises at the time of such substitution, if the Premises are then improved; and (v) effective as of the date of relocation, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly; but in no event will the Annual Base Rent and Tenant’s Share of Operating Expenses increase as a result of such relocation. Any relocation hereunder shall permit Tenant to move into the substitute premises over a weekend, if practicable, and shall be accomplished as quickly as reasonably practicable with the least disruption of Tenant’s business operations as reasonably practicable. The parties, promptly after any such relocation, shall execute an appropriate amendment to this Lease acknowledging the relocation and any reduction of Rent, if applicable.

ARTICLE TWENTY-TWO

REAL ESTATE BROKERS

22.01 REAL ESTATE BROKERS – Tenant represents that, except for Cushman & Wakefield, Inc. (Jeannette Mendoza), on behalf of Landlord, and Cushman & Wakefield, Inc. (Jacqui Blake) on behalf of Tenant, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall be responsible for the payment of all commissions to the broker, if any, specified in this Article.

ARTICLE TWENTY-THREE

MORTGAGEE PROTECTION

23.01 SUBORDINATION AND ATTORNMENT - This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Land, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Land and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease, mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Land pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

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23.02 INTENTIONALLY OMITTED.

ARTICLE TWENTY-FOUR

NOTICES

24.01 NOTICES.

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other overnight courier service, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Article, addressed to the parties hereto at their respective addresses listed below:

(1) Notices to Landlord shall be addressed:

ROIB Waterford, LLC
504 Rhett Street, Suite 200
Greenville, SC 29601
Attn: Asset Management
Email: chip.hunt@realop.com

(2) Notices to Tenant shall be addressed:

InspireMD, Inc.
6303 Waterford District Drive
Suite #215
Miami, FL 33126

With a copy to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Gavin Loughlin
Email: LoughlinG@gtlaw.com

(c) If notices, demands or requests are sent by registered or certified mail, said notices, demands or requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or in the case of hand delivery, on the date of delivery. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service or hand delivery upon any officer, director or partner of Landlord or Tenant. In the case of delivery by Federal Express or other overnight courier service, notices shall be effective upon acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant.

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(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

PARKING

25.01 PARKING -

(a) During the Lease Term, Tenant shall have the non-exclusive use in common with Landlord, other Building tenants, and their respective guests and invitees, of the non-reserved vehicle parking areas, driveways and pedestrian access to same located in the parking lot, subject to the rules and regulations promulgated by Landlord from time to time. Landlord shall provide for the use of Tenant and its employees unassigned parking spaces at a ratio of 4 spaces per 1,000 rentable square feet within the Premises (the “Spaces”) in the parking lot of the Building, at no cost to Tenant. Additionally, Landlord shall make available to Tenant, upon request, two (2) reserved parking spaces at a monthly rate of $50.00 per space, plus any applicable sales tax.

(b) Landlord shall have a right to designate the location of Tenant’s parking and alter such designation upon reasonable notice to Tenant. Landlord shall also have the right to establish or modify the methods used to control parking in the parking lot, including without limitation the installation of certain control devices or the hiring of parking attendants or a managing agent.

(c) Landlord shall have no liability whatsoever for any property damage or personal injury which might occur as a result of or in connection with the use of the Spaces by Tenant, its employees, agents, invitees and licensees, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, claims, expenses, or causes of action which Landlord may incur in connection with or arising out of Tenant’s use of the Spaces; provided, however, that (i) Landlord shall be responsible for any property damage or personal injury to the extent such damage or injury is directly and physically caused by Landlord’s gross negligence or willful misconduct, and (ii) Tenant’s indemnity obligations hereunder shall not apply to the extent that such costs, claims, expenses, or causes of action arise out of Landlord’s gross negligence or willful misconduct.

ARTICLE TWENTY-SIX

MISCELLANEOUS

26.01 LATE CHARGES - All payments required hereunder (other than the Monthly Base Rent and Additional Rent, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) days after Landlord’s written demand therefor. All such amounts (including, without limitation Monthly Base Rent and Additional Rent) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

26.02 WAIVER OF JURY TRIAL - As a material inducement for the parties to enter into this Lease, the parties hereby waive their respective right to a trial by jury of any issues relating to or arising out of its obligations under this Lease or its occupancy of the Premises. Tenant acknowledges that it has read and understood the foregoing provision.

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26.03 INTENTIONALLY OMITTED.

26.04 OPTION - This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, except that when it is executed by Tenant and delivered to Landlord or Landlord’s agent, it shall constitute an irrevocable offer on the part of Tenant to the Landlord in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.05 AUTHORITY - Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority. Additionally, Landlord represents and warrants to Tenant that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party (or that, as of the date Landlord executes the Lease, any such consent or authorization has been duly obtained).

26.06 ENTIRE AGREEMENT - This Lease, the Exhibits attached hereto (and the Work Letter, if any) contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07 MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE - If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

26.08 EXCULPATION - Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Building Project and any proceeds generated from the Building Project and in no event against any other assets of the Landlord, or Landlord’s officers or directors.

26.09 ACCORD AND SATISFACTION - No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

26.10 LANDLORD’S OBLIGATIONS ON SALE OF BUILDING - In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, provided that all of Landlord’s obligations hereunder are specifically assumed by the buyer or transferee.

26.11 BINDING EFFECT - This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

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26.12 CAPTIONS - The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13 APPLICABLE LAW - This Lease shall be construed in accordance with the laws of the State of Florida. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.14 INTENTIONALLY OMITTED.

26.15 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES - If Tenant fails timely to perform any of its duties under this Lease (or the Work Letter, if any), Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.16 RADON GAS - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

26.17 RIDERS - All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

26.18 SPECIAL STIPULATIONS ADDENDUM - Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant agree to be bound by the terms, conditions and provisions set forth in that certain Special Stipulations Addendum attached hereto and incorporated herein by reference. In the event of a conflict between the terms of the Lease and the Special Stipulations Addendum, the terms of the Special Stipulations Addendum shall control.

ARTICLE TWENTY-SEVEN

PATRIOT ACT REPRESENTATIONS

27.01 PATRIOT ACT REPRESENTATIONS -

(a) Landlord advises Tenant hereby that the purpose of this Article Twenty-Seven is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

(b) Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(c) If, in connection with this Lease, there is one or more guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants either that (i) any such guarantor is a Regulated Entity or (ii) neither guarantor nor any person or entity that directly or indirectly (a) controls such guarantor or (b) has an ownership interest in such guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

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(d) Tenant covenants that during the Term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Article Twenty-Seven. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s broker in connection with the execution of this Lease is true and complete.

ARTICLE TWENTY-EIGHT

RENEWAL OPTION

28.01 RENEWAL OPTION -

(a) Tenant shall have one (1) option (the “Renewal Option”) to extend the Lease Term for a period of sixty (60) full calendar months (the “Renewal Term”) commencing on the day after the Termination Date, on all the terms, covenants and conditions of this Lease, except that the Monthly Base Rent shall be established by the Prevailing Market Rate (as hereinafter defined), and no additional renewal rights are granted Tenant by its exercise of the Renewal Option. To exercise the Renewal Option, Tenant shall notify Landlord (“Tenant’s Notice”) in writing not later than nine (9) months’ prior to the expiration of the then-current Lease Term. The “Prevailing Market Rate” shall mean the then prevailing market rate for lease renewals and extensions in the Building and in similar buildings in the vicinity of the Building comparable to the Lease and the Premises, including any concessions and inducements being offered or provided. Within ten (10) days of Tenant’s delivery to Landlord of Tenant’s Notice, each party shall deliver to the other a proposal containing the Prevailing Market Rate of the Premises and escalations that the submitting party believes to be correct (each, a “Renewal Proposal”). If, on or before the date which is thirty (30) days after delivery of the Renewal Proposal, Landlord and Tenant, after negotiating in good faith, are unable to agree on the Prevailing Market Rate and escalations for the Renewal Term, then Tenant shall elect to either (i) withdraw its Tenant’s Notice, or (ii) initiate non-binding arbitration based on the guidelines set forth by the American Arbitration Association. If Tenant exercises the Renewal Option, then the word “Lease Term” as used in this Lease shall be deemed to include the Renewal Term.

(b) It shall be a condition to Tenant’s exercise of the Renewal Option that both at the time of delivery of Tenant’s Notice and at the commencement of the Renewal Term: (i) there does not exist a default under the Lease of which Tenant has received notice and for which the applicable cure period has expired, (ii) no part of the Premises has been sublet or the Lease assigned except to an Affiliate as outlined herein, and (iii) Tenant is occupying the Premises for the conduct of business. Any termination of this Lease or termination of Tenant’s right of possession shall terminate all of Tenant’s rights to the Renewal Option. The Renewal Option is personal to original Tenant and any Related Corporation and may not be exercised or used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

(c) In the event that Tenant exercises the Renewal Option and the parties agree upon the Prevailing Market Rate as outlined in Section 28(a), Tenant agrees to enter into an amendment to the Lease incorporating the Renewal Term and the Prevailing Market Rate and escalations for the Renewal Term applicable to such option within thirty (30) days following the acceptance of terms from such non-binding arbitration.

(e) Time is of the essence with respect to the exercise by Tenant of its rights under this Article Twenty-Eight and Tenant’s obligations under this Article Twenty-Eight.

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ARTICLE TWENTY-NINE

RIGHT OF FIRST OFFER

29.01 RIGHT OF FIRST OFFER -

(a) Subject and subordinate to (i) the right of Landlord to renew the term of present tenants in the Building, and (ii) any rights held by present tenants in the Building as of the Effective Date, prior to the execution of a lease for all or a portion of any space located contiguous to the Premises on the second (2nd) floor of the Building (the “Offer Space”), Landlord will notify Tenant (the “Landlord’s First Offer Notice”) of the terms and conditions upon which it would be willing to lease the First Offer Space to Tenant (the “Offer Right”). Notwithstanding the foregoing, if the Offer Right is exercised during the first twenty four (24) months of the Lease Term, all terms and conditions, including Rent, shall be consistent with those found in this Lease. Notwithstanding the foregoing, a contiguous space shall not qualify as an “Offer Space”, and Tenant shall have no rights with respect to such space under this Article 29, if (a) the then tenant under an expiring lease of such space desires to renew or extend its lease (regardless of whether such tenant shall now or at such time have a right or option to renew or extend or whether such renewal or extension is under new arrangements between such tenant and Landlord); (b) any tenant of the Building possesses any type of expansion right as to the applicable space that has been granted before the Effective Date of this Lease; (c) a tenant of the Building is being relocated to the applicable space by the Landlord pursuant to a relocation provision in the tenant’s lease; or (d) the applicable space is vacant as of the Effective Date and has not since been leased to a third party subsequent to the Effective Date of this Lease.

(b) Tenant shall respond to Landlord’s First Offer Notice within seven (7) Business Days after receipt thereof. Tenant’s failure to respond within such time period shall be a waiver of Tenant’s right with respect to such Offer Space.

(c) It shall be a condition to Tenant’s exercise of the Offer Right that both at the time of the exercise of the Offer Right and at the time that the Offer Space is delivered to Tenant (i) Tenant is not in Default of and has fully performed all of its covenants and obligations under the Lease, (ii) no part of the Premises has been sublet or the Lease assigned except to an Affiliate as outlined herein, and (iii) Tenant is occupying the Premises for the conduct of business. Any termination of this Lease or termination of Tenant’s right of possession shall terminate Tenant’s Offer Right.

(d) In the event that Tenant exercises the Offer Right to lease the Offer Space, Tenant agrees to enter into an amendment to this Lease adding the Offer Space to the Premises, recalculating Tenant’s Share and incorporating the Monthly Base Rent applicable to the Offer Space within thirty (30) days following the exercise of the Offer Right.

(e) Time is of the essence with respect to the exercise by Tenant of its rights under this Article Twenty-Nine and Tenant’s obligations under this Article Twenty-Nine.

(SIGNATURES ON NEXT PAGE)

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IN WITNESS WHEREOF, this Lease has been executed as of the Effective Date.

LANDLORD:

ROIB Waterford, LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

INSPIREMD, INC.,
a Delaware corporation

By:
Name:
Title:

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SPECIAL STIPULATIONS ADDENDUM

IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE LEASE AND THE TERMS OF THIS SPECIAL STIPULATIONS ADDENDUM, THE TERMS IN THIS SPECIAL STIPULATIONS ADDENDUM SHALL CONTROL.

1. Letter of Credit. In the event Tenant makes a Letter of Credit Election, Tenant shall cause to be duly executed by an issuing bank approved by Landlord, and delivered to Landlord, an original irrevocable standby letter of credit using the form (and subject to all requirements) set forth on Exhibits G and G-1 to this Lease, which are incorporated herein by reference (“Letter of Credit”). Tenant shall renew the Letter of Credit and otherwise keep the Letter of Credit in effect at all times during the Term. The Letter of Credit shall be in the following amounts (“Minimum LOC Amount”):

Period	Minimum LOC Amount
Months 1 – 28	$500,000.00
Months 29 – 30*	$400,000.00
Months 31 – 42*	$300,000.00
Months 43 – 54*	$200,000.00

*The decreases in Minimum LOC Amount reflected in the chart above are conditioned upon (1) no Default (beyond any applicable notice and cure period) having occurred under the Lease, prior to such date, and (2) Tenant providing a replacement Letter of Credit or modification of the existing Letter of Credit, duly executed by the same issuing bank, evidencing the new Minimum LOC Amount and a term which covers the remaining Term of the Lease. In the event that the conditions set forth in subsections (1) and (2) in the preceding sentence are not satisfied, the Minimum LOC Amount shall remain at its then-current amount for the remainder of the Term, without further reduction.

2. Early Access. During the performance of Landlord’s Work, Landlord shall keep Tenant’s Construction Representative apprised regarding the progress of Landlord’s Work, including notifying Tenant’s Construction Representative of the expected Commencement Date (which may be subject to change without penalty to Landlord) at least fifteen (15) days in advance of such expected date. Thereafter, Tenant shall be entitled to enter the Premises up to fifteen (15) days prior to the expected Commencement Date identified by Landlord, for the purpose of installing Tenant’s furniture, fixtures and equipment, to the extent permitted under applicable laws, codes and regulations, provided that: (i) Tenant shall not unreasonably disturb or interfere with the use and operation of the Building by Landlord and/or all other tenants and occupants of the Building and/or the performance of Landlord’s Work, and (ii) Tenant shall comply with all provisions of this Lease during any use or occupancy of the Premises before the Commencement Date, provided that Tenant shall have no obligation to pay Monthly Base Rent or Additional Rent during this period.

3. Controllable Operating Expenses. Notwithstanding any provisions in the Lease to the contrary, the Controllable Operating Expenses used in calculating Tenant’s Share of Operating Expenses shall be subject to an eight percent (8%) year-over-year increase cap, on a compounding basis (the “Controllable Cost Cap”), and Landlord shall be responsible for Tenant’s Share of Controllable Operating Expenses in excess of the Controllable Cost Cap each year.

4. Application of Work Allowance (FF&E and Abatement). Provided that no Default by Tenant has occurred, in the event that the Work Cost is less than the Work Allowance, Tenant may elect, upon written notice to Landlord prior to the date that is thirty (30) days following the date of Substantial Completion of Landlord’s Work (“Work Allowance Notice”), to cause up to $53,910.00 of any unused Work Allowance to be applied in one or more of the following ways, to be clearly designated in the Work Allowance Notice: (A) to receive a reimbursement for Tenant’s actual out-of-pocket third party costs associated with any (i) new low voltage cabling (e.g., data or telecommunications cabling) or other IT installations or equipment, (ii) furniture, fixtures and equipment, in either case which are purchased by Tenant for use at the Premises, and/or (iii) costs associated with Tenant’s Sign Panel (defined below); and which amount shall be payable by Landlord within forty-five (45) days following the Work Allowance Notice (together with delivery by Tenant of paid itemized invoices and final lien waivers pertaining to any associated work); and/or (B) to receive additional Abatement, to be applied towards Tenant’s Monthly Base Rent and Additional Rent payable for the Premises, for a single continuous period commencing immediately following the period of Abatement described in 1.01(14) above, until the unused portion of the Work Allowance is exhausted. Any amounts applied pursuant to subsections (A) and (B) above shall not collectively exceed the unused Work Allowance (after being applied towards the full Work Cost associated with Landlord’s Work), nor shall they exceed the cap of $53,910.00 stated above.

For the avoidance of doubt, Landlord hereby agrees that the FF&E and installations described in Empire Office Quote No 465914 dated September 17, 2024, and Quote No. 466821 dated September 19, 2024, both prepared for Tenant, are work which may be reimbursed pursuant to subsection (ii) above, subject to the terms above. Such installations shall be coordinated with Landlord and performed in accordance with Article 9 of the Lease (absent the need to obtain Landlord’s prior written consent, which consent is hereby given).

5. Monument Sign. During the Term, subject to the terms and conditions herein, Landlord shall install and maintain, at Tenant’s cost, a sign panel displaying Tenant’s trade name and logo (a “Sign Panel”) on the monument sign in front of the Building, facing Waterford District Drive (the “Monument Sign”) in accordance with this paragraph. The Sign Panel shall: (i) conform to the general material, size, location and appearance of the existing and/or prior exterior signage for the Building, (ii) be in strict conformity with any guidelines or sign criteria adopted by Landlord with respect to the Monument Sign, (iii) be in accordance with all applicable laws, (iv) be installed by a contractor or other party which meets with Landlord’s prior approval, and (v) be constructed pursuant to plans which have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord will not be liable to Tenant or any Tenant’s contractor for city requirements pertaining to signage. Tenant’s indemnification and insurance obligations set forth in the Lease shall be applicable to any and all claims and demands whether for injuries to persons, or damage to property, occurring in connection with the Sign Panel.

Notwithstanding the foregoing, Tenant’s rights to maintain a Sign Panel under this Section 4 are conditioned upon Tenant remaining in possession of the entire Premises and Tenant being one of the five (5) largest Tenants (in rentable square feet under written lease) within the Building (collectively, the “Signage Condition”), and in the event that the Signage Condition shall cease to be satisfied at any time during the Lease Term, Landlord may, upon written notice to Tenant, elect to permanently terminate all of Tenant’s rights under this Section 4. Following such an election by Landlord, Tenant shall promptly remove the Sign Panel from the Monument Sign, at Tenant’s cost, repairing any and all damage caused by such removal, and leaving the Monument Sign in its condition as of the Effective Date.

6. Dock Areas. During the Term, Tenant shall be permitted to engage in Permitted Dock Activities (defined below), subject to the terms of this paragraph. As used herein, “Permitted Dock Activities” shall mean the use by Tenant from time to time of the Dock Areas (defined below), for carrying inventory and other personal property into and out of the Building and Premises, provided that: (1) although Tenant may use the Dock Areas daily or as often as reasonably needed by Tenant, Tenant’s use of the Dock Areas shall not be exclusive and shall be in common with Landlord and all other tenants of the Building, on a first come, first-served basis, subject to any reasonable procedures established by Landlord for the reserving and use of such areas; (2) Tenant shall provide Landlord or its property manager with reasonable advance notice prior to any use of the Dock Areas outside of Standard Operating Hours; (3) Tenant may not use pallet jacks or other equipment or machinery within the Dock Areas without Landlord’s prior consent; and (4) Tenant may use hand trucks and small hand carts with rubber wheels within the Dock Areas, provided that Tenant uses floor protection to ensure that no damage is caused to the floor. As used herein, “Dock Areas” shall mean the following areas, collectively: (a) the loading dock serving the Building, as marked on Exhibit F; (b) the service elevator marked on Exhibit F; and (c) those portions of the Common Area corridors marked on Exhibit F, for the purpose of connecting between the loading dock, service elevator, and entrance to the Premises.